Exhibit 5.1

August 1, 2014

Tribute Pharmaceuticals Canada Inc.
151 Steeles Ave. E.
Milton, Ontario, Canada
L9T 1Y1

Dear Sirs:

Re:	Tribute Pharmaceuticals Canada Inc. – Registration Statement on Form F-3

We have acted as Canadian counsel to Tribute Pharmaceuticals Canada Inc. (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration Statement on Form F-3 (the “Registration Statement”) registering up to 23,828,016 common shares of the Company comprised of (i) 11,262,500 common shares (the "Shares"), (ii) 5,681,250 common shares (the "Series A Warrant Shares") issuable upon exercise of 5,681,250 Series A warrants (the "Series A Warrants"), (iii) 5,681,250 common shares (the "Series B Warrant Shares") issuable upon exercise of 5,681,250 Series B warrants (the "Series B Warrants") and (iv) 1,103,016 common shares (the "SWK Warrant Shares") underlying 1,103,016 warrants (the "SWK Warrants") which were issued to SWK Funding LLC pursuant to the terms of a Credit Agreement that the Company entered into with SWK Funding LLC.  The Shares Series, A Warrants, Series B Warrants and SWK Warrants were issued by the Company on February 27, 2013, March 5, 2013, March 14, 2013 and August 8, 2013 (in respect of 755,794 SWK Warrants) and February 4, 2014 (in respect of 347,222 SWK Warrants).

In providing the opinions set forth herein, we have examined such documents and corporate records of the Company as we have deemed necessary as the basis for such opinions, including a copy of the written resolutions of the Board of Directors dated as of February 26, 2013 and August 7, 2014, which we have assumed remain in full force and effect unamended as of the date hereof.  In these examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof. In particular, in respect of the opinion expressed in paragraph 1 below, we have relied upon a Certificate of Status dated August 1, 2014 issued by the Province of Ontario Ministry of Government Services in respect of the Company pursuant to the provisions of the Business Corporations Act (Ontario).

As to various questions of fact material to the opinions set out below and which were not independently established, we have relied upon certificates of public officials, boards, commissions and authorities and officers of the Corporation, copies of which have been delivered to you today, and on excerpts or copies thereof from the minute books of the Corporation. We have assumed that the parties delivering these certificates have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to above, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based upon such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception.

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario, Canada and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation incorporated and existing under the Business Corporations Act (Ontario).

2.	The Shares have been validly authorized and issued and are outstanding as fully paid and non-assessable common shares in the capital of the Company.

3.	The Series A Warrants, the Series B Warrants and the SWK Warrants have been validly authorized and issued.

4.
The Series A Warrant Shares, Series B Warrant Shares and SWK Warrant Shares have been validly authorized, allotted and reserved for issuance and upon exercise of the Series A Warrants, Series B Warrants and SWK Warrants, respectively, in accordance with the terms of the Series A Warrants, Series B Warrants and SWK Warrants, as applicable, the Series A Warrant Shares, Series B Warrant Shares and SWK Warrant Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Company.

We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Yours truly,

(signed) "Fogler, Rubinoff LLP"